                           EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 20th day of October, 1999, by and between Strouds, Inc. ("Employer") and Charles Chinni ("Employee").

WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement, dated as of May 20, 1998 (the "Original Agreement");

WHEREAS, Employer and Employee desire to (i) enter into a new employment agreement upon the terms set forth in this Agreement and (ii) terminate the Original Agreement;

WHEREAS, from the Commencement Date (as defined below), the parties hereby intend that the Original Agreement shall automatically terminate and be of no further force and effect, and neither parties have any further rights or obligations thereunder; and

WHEREAS, the provisions of this Agreement shall be effective as of October 20, 1999 (the "Commencement Date").

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. EMPLOYMENT AND TERM. Employer hereby employs Employee and Employee hereby accepts employment with and agrees to serve Employer in the capacities and subject to and upon the terms and conditions hereinafter set forth. The term of Employee's employment hereunder shall be the period from the Commencement Date, subject to termination as provided in Paragraph 14 hereof, and continuing in effect until February 28, 2003; PROVIDED, HOWEVER, that commencing on February 28, 2003 and on each February 28 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days before the expiration of the term of this Agreement, either party shall have given notice to the other that it or he does not desire to extend this Agreement.

2. DUTIES. Employee shall be employed by Employer as Chairman, President and Chief Executive Officer of Strouds, Inc. reporting to the Board of Directors of Strouds, Inc. (the "Board"). Employee shall perform the duties normally associated with such position, subject at all times to the general supervision and pursuant to the orders, advice and direction of the Board of Directors of Employer, and Employee shall perform such other duties as the Board of Directors of Employer may reasonably assign to Employee from time to time. Employee agrees that so long as this Agreement continues in effect, Employee shall devote his full business time and energies to the business and affairs of Employer, use his best efforts, skills and abilities to promote Employer's interests, and perform the duties described herein and such other duties as may be reasonably assigned to Employee.

3. BOARD OF DIRECTORS. Employee shall be a member and the Chairman of the Board as of the Commencement Date pursuant to his election by the stockholders at the June 1999 meeting, and continue as a member and the Chairman of the

Board thereafter during the term of the Agreement, subject to Employer's by-laws and to nomination and election by Employer's stockholders in fiscal years after 1999.


4. BASE SALARY. Employer shall pay Employee, and Employee hereby agrees to accept, as compensation for services rendered hereunder, a salary of Six Hundred Thousand Dollars ($600,000.00) per year ($23,076.92 bi-weekly) effective as of July 1, 1999, subject to an upward adjustment at the sole discretion of Employer. Employee's compensation is payable in arrears in installments at such intervals as Employer pays the salaries of Employer's executive officers, subject to the termination provisions of Paragraphs 14 and 15 hereof. Employer will reevaluate Employee's base salary on each anniversary of the Commencement Date. Employee understands and agrees that Employer has no obligation to increase his base salary as a result of such evaluation. However, once Employee's salary is increased, it will not be subject to reduction without the consent of Employee (except for across-the-board salary reductions similarly affecting all management personnel of Employer).

5. CONTRACT REVIEW. Strouds will reimburse Employee for his reasonable attorneys fees incurred in drafting and reviewing this Agreement, up to Five Thousand Dollars ($5,000.00). Alternatively, at Employees request, such payment will be made directly to Employees counsel.

6.  ANNUAL BONUS.

     (a) The Compensation Committee of the Board shall establish, monitor and oversee an incentive bonus program for Employee.

     (b) Employer shall pay Employee a cash bonus for fiscal year 1999 in the amount of One Hundred-Six Thousand Two Hundred Fifty Dollars ($106,250.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of One Million Dollars ($1,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1999. Employer shall pay Employee a cash bonus for fiscal year 1999 in the amount of Two Hundred-Twelve Thousand Five Hundred Dollars ($212,500.00) if Strouds, Inc. achieves a favorable variance in the Adjusted Net Income (Loss) of Two Million Dollars ($2,000,000.00) from the Adjusted Net Income (Loss) approved by the Board for the Financial Plan for fiscal year 1999. In no event shall Employee's cash bonus for fiscal year 1999 exceed Two Hundred-Twelve Thousand Five Hundred Dollars ($212,500.00). For purposes of this Section 6(b), Adjusted Net Income (Loss) means income or loss before any tax benefit and after any bonus expense.

     (c) Effective as of March 1, 2000, within 90 days of the beginning of each fiscal year, the Compensation Committee, after consultation with Employee, will establish certain performance objectives (such as specified targets of growth in revenues and earnings per share) and will provide for payment of a cash bonus to Employee for each fiscal year in an amount at least 50% of Employee's then current base annual salary if such performance objectives established by the Compensation Committee for Employee are achieved.
                                 Page 2

     (d) Cash bonus shall be paid as soon as practicable, but not more than 14 days, after Employer's independent public accounting firm, currently KPMG LLP, delivers its audit of Strouds, Inc. fiscal year end.

     (e) No cash bonus shall be paid to Employee with respect to a fiscal year during which this Agreement terminates pursuant to Paragraphs 14(b), (c),
(d), (e) or (g) hereof.

     (f) To the extent any bonus payments (or portion thereof) to Employee would cause Employer's federal income tax deduction to be disallowed pursuant to Section 162(m) of the Code, or any successor thereto, the payment of such bonuses (or portion thereof) shall be deferred until such time as the payment of the bonuses is no longer subject to the limitations of Section 162(m) of the Code. During such deferral period, Employer shall credit interest on the deferred amounts at the rate of one percent (1%) above the Bank prime rate, as it may be adjusted from time to time. At such time as the aggregate amount of any deferred bonuses and accrued interest and any deferred compensation (pursuant to Paragraph 7) exceed One Hundred Thousand Dollars ($100,000), Employer, at Employee's written request, shall fund such amounts in a "rabbi trust" pursuant to the Internal Revenue Service's Revenue Procedure 92-64.

7. DEFERRED COMPENSATION. Employee shall be entitled to defer a portion of his compensation pursuant to a salary reduction agreement, whereby he may specify, on an annual basis, the amount of salary deferred, as well as the time of deferred payment. During such deferral period, Employer shall credit interest on the deferred amounts at the rate of one percent (1%) above the Bank prime rate, as it may be adjusted from time to time. At such time as the aggregate amount of any deferred compensation and any deferred bonuses and accrued interest (pursuant to Paragraph 6(f)) exceed One Hundred Thousand Dollars ($100,000), Employer, at Employee's written request, shall fund such amounts in a rabbi trust pursuant to the Internal Revenue Service's Revenue Procedure 92-64. Employee shall have a right to demand an immediate cash lump sum payment at any time, subject to an early withdrawal penalty (to avoid constructive receipt) of the lesser of 5% of the withdrawal or $50,000.

8.  STOCK OPTIONS.

     (a) On the Commencement Date, Employer shall grant Employee an option to purchase 1,000,000 shares of common stock (subject to adjustment as provided under the Plan) in Strouds, Inc. (the "Common Stock"). The exercise price (i) with respect to 100,000 shares of Common Stock shall not to exceed the fair market value of the Common Stock as of the Commencement Date and (ii) with respect to the remaining 900,000 shares of Common Stock shall not exceed the fair market value of the Common Stock as of the date Employer's stockholders approve of an amendment to the Amended and Restated 1994 Equity Participation Plan (the "Plan") to increase the number of shares available for issuance thereunder. To the extent not inconsistent with the terms of this Agreement, the options shall be subject to the terms of stock option agreements in substantially the form attached hereto as Exhibit A and Exhibit B.

     (b) With respect to the 1,000,000 shares of Common Stock granted to Employee pursuant to Paragraph 8(a), 100,000 shares shall vest immediately as of the date hereof and the remaining 900,000 shall vest in three cumulative installments of 300,000 shares on each of July 1, 2000, July 1, 2001 and July 1, 2002, as long as Employee remains employed by Employer on the date of the vesting of such options.

9. BENEFITS. Employer shall provide Employee with medical, hospital, surgical, disability, accidental death, travel and/or life insurance coverage, if any, on the same basis as such coverage is provided to Employer's executive officers, subject to Employee's satisfaction of any eligibility criteria for such coverage. Employee shall be entitled to participate in Employer's retirement plans, if any, on the same basis as Employer's comparable employees, subject to Employee's satisfaction of any eligibility criteria for such participation. Employee shall be entitled to four weeks paid vacation for each 12 months of employment, subject to the terms of Employer's vacation policy for employees as it now exists and as changed from time-to-time. Such vacation shall be taken at such time or times as shall not unduly disrupt the orderly conduct of business of Employer.

10. INDEMNIFICATION. During the term of this Agreement and for six (6) years following the termination of Employee's employment, Employer shall extend to Employee the same indemnification arrangements and maintain directors' and officers' liability insurance as are generally provided to other similarly situated management personnel of Employer. Notwithstanding anything to the contrary, the provisions of this Paragraph 10 shall survive the termination of this Agreement and the termination of Employee's employment.

11. EXPENSES. Employer will reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in connection with his performance of services hereunder during the term of this Agreement in accordance with Employer's expense approval procedures then in effect, including, $269.23 bi-weekly for lease, insurance, maintenance and fuel of one vehicle. Travel for business will be by coach class.

12. CONFIDENTIALITY. Employee recognizes and acknowledges that in the course of Employee's employment by Employer pursuant to this Agreement, Employee will have access to or may obtain information of a secret, special and unique value to Employer concerning customers, customer lists, marketing strategies, business plans, contracts, personnel information, financial information, relationships between Employer and those persons, entities, and others with which Employer has contracted and others who have business dealings with Employer, processes, products, formulas, devices, designs, inventions, discoveries and methods of operation (collectively and individually "Confidential Information"). Employee further recognizes and acknowledges that all Confidential Information which is now or may hereafter be in Employee's possession is the property of Employer and that protection of the Confidential Information against unauthorized disclosure or use is of critical importance to Employer in order to protect Employer from unfair competition and irreparable harm. To protect Employer from such harm, Employee therefore agrees to make the promises set forth in this Paragraph.

     (a) PROMISE NOT TO DISCLOSE. Employee promises never to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of Employee. Employee agrees that this promise shall never expire.

     (b) PROMISE NOT TO SOLICIT. To prevent Employee from inevitably breaking this promise, Employee further agrees that, while this Agreement is in effect and for 24 months after its termination: (i) as to any customer or supplier of Employer with whom Employee had dealings or about whom Employee acquired proprietary information during his employment, Employee will not solicit or attempt to solicit the customer or supplier to do business with any person or entity other than Employer; and (ii) Employee will not solicit for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of Employer.

     (c) PROMISE NOT TO ENGAGE IN CERTAIN EMPLOYMENT. Employee agrees that, while this Agreement is in effect and for 24 months after its termination, Employee will not accept any employment or engage in any activity in the retail industry where the sale of bed and bath products exceeds twenty-five percent (25%) of the business, without the written consent of the Executive Committee of the Board, excluding Employee (the "Executive Committee"), if the loyal and complete fulfillment of Employee's duties would inevitably require Employee to reveal or utilize any Confidential Information that Employee has promised in this Paragraph 12 not to disclose, as reasonably determined by the Executive Committee. Notwithstanding any provision to the contrary in this Agreement, this promise shall only be enforceable while Employee is receiving payments pursuant to Paragraph 15(b).

     (d)  RETURN OF CONFIDENTIAL INFORMATION.   When Employee's employment
with Employer ends, Employee will promptly deliver to Employer or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings and copies thereof relating to any Confidential Information in Employee's possession or control.

     (e) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. To prevent the inevitable use or disclosure of Confidential Information, Employee promises that, before Employee discloses or uses information and before Employee commences employment, solicitations or any other activity that could possibly violate the promises made by Employee in this Paragraph 12, Employee will discuss his proposed actions with the Executive Committee, who will advise Employee whether his proposed actions would violate these promises.

13. RELIEF. It is recognized that in the event of Employee's breach of Paragraph 12, the damages resulting from such breach would be difficult, if not impossible, to ascertain and that Employer would be subject to irreparable injury therefrom. It is agreed, therefore, that Employer, in addition to and without limiting any other remedy or right it may have, shall be entitled to such equitable and injunctive relief as may be available to restrain Employee from violation of any of said covenants, such right to injunctive and equitable relief to be cumulative and in addition to whatever other remedies Employer may have in the premises, including the recovery of damages from Employee.

14. BASES FOR TERMINATION. This Agreement and the employment of Employee hereunder shall terminate upon the occurrence of the first to occur of the following events or conditions:

     (a)  the expiration of the term specified in Paragraph 1 hereof;

     (b)  the death of Employee;

     (c) the voluntary resignation of Employee, without Good Reason (as defined below), by giving Employer at least 60 days written notice of termination;

     (d) Employee's disability, subject to the Employee's right to receive a disability benefit as provided in Paragraph 9 hereof, if any;

     (e) the election of Employer to terminate Employee's employment for Cause. For purposes of this Agreement, "Cause" shall mean (i) a determination by Employer or the Board in its sole discretion exercised in good faith that there has been (A) willful and continued failure by Employee to substantially perform his duties with Employer (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after Employee s issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or (B) willful and continued failure by Employee to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after Employee's issuance of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties; (ii) Employee's willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to Employer; or (iii) Employee's willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to Employer; provided that, in each case of (i), (ii) or (iii), Employee has received written notice of the described activity, has been afforded a reasonable opportunity to cure, or correct the activity described in the notice (provided such circumstances are curable or capable of correction), and has failed to substantially cure, correct or cease the activity, as appropriate. No act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith;

     (f) the election of Employer to terminate Employee's employment upon the entry of any order for relief in respect of Employee under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or similar law of any jurisdiction now or hereafter in effect;

     (g) rejection by the stockholders of Strouds, Inc. of the amendment to the Employer's Plan to be presented pursuant to Paragraph 8(a) hereof, but only if Employee notifies Employer within 30 days after the rejection that he elects to terminate the Agreement pursuant to this subparagraph 14(g);

     (h) the election of Employee to terminate for Good Reason at any time by giving Employer written notice of termination. For purposes of this Agreement, "Good Reason" shall mean, without Employee's express consent, the occurrence of any of the following circumstances unless, in the case of subparagraphs 14(j)(i), (iii) or (iv), such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the date of Employee's termination of this Agreement:

          (i) the assignment to Employee of any duties which are materially inconsistent with the position in Strouds, Inc. that Employee held on the Commencement Date, a significant alteration in the nature or status of Employee's responsibilities or the conditions of Employee's employment or any other action by Employer that results in a material diminution in Employee's position, authority, title, duties or responsibilities;

          (ii) the relocation of Employer's offices at which Employee is principally employed on the Commencement Date to a location outside the greater Los Angeles metropolitan area;

          (iii) Employer's material breach of the provisions in this Agreement;

          (iv) Employer's reduction of Employee's base salary as provided in Paragraph 4 (except for across-the-board salary reductions similarly affecting all management personnel of Employer);

          (v) the removal of Employee from the position of President or Chief Executive Officer;

          (vi) the failure of Employee to be elected to the Board, as Chairman; or

          (vii) the removal of Employee from the position of Chairman of the Board once he is elected to such office.

     (i) the election of Employer to terminate Employee's employment without Cause.

     (j) Any termination of this Agreement pursuant to subparagraphs (a), (b) or (c) above, shall be effective on the expiration date of this Agreement or the date of death or resignation, as the case may be. Any termination pursuant to subparagraphs (d), (e), (f), (g), (h) or (i) shall be effective immediately upon delivery of notice of termination to Employee or Employer, as the case may be. In the case of termination pursuant to Paragraph 14(h), such delivery shall be deemed to occur immediately upon the action or inaction, as the case may be, becoming final in accordance with the by-laws of Employer.

For purposes of this Agreement, the term "disability" shall mean a physical or mental illness or injury of a permanent nature which prevents Employee from performing his essential duties and other services which he is employed to perform, even with reasonable accommodation. Employer and Employee will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to Employer's operation.
It is the parties' intent to comply with the Americans with Disabilities Act and the California Fair Employment and Housing Act with respect to disability. Employee shall be deemed to have terminated his employment on account of disability as of the date he is determined by Employer to be disabled as defined herein.

15. PARTIES' RIGHTS AND OBLIGATIONS UPON TERMINATION. Except as noted hereinafter, upon the expiration or earlier termination of this Agreement Employer's sole obligation shall be to pay Employee or Employee's estate any compensation remaining unpaid through the effective date of termination, and, in the case of the death of Employee, to pay to Employee's estate or designated beneficiary the insurance benefits to which they are entitled, if any, and Employee shall have no other right to wages, salaries, bonuses, benefits (except as required by COBRA), fees, commissions, non-vested stock options, expenses not yet incurred of the types specified in Paragraph 11 hereof, severance pay, or debt or equity interest in Employer not already owned by Employee. The parties' rights and obligations on expiration or earlier termination of this Agreement are further limited as follows:

     (a)  If this Agreement is terminated pursuant to subparagraphs 14(a),
(b), (c), (d), (e), (f), (g), (h) or (i), Employer shall be obligated to pay Employee's salary and earned but unused vacation, prorated on a daily basis, through the date of termination.

     (b)  If this Agreement is terminated pursuant to subparagraphs 14 (a),
(f), (h), or (i), Employer shall be obligated to pay to Employee, in addition to the obligations set forth in subparagraph 15(a): (i) Employee's base salary and targeted bonus, in effect at the time of termination, for the greater of the remaining term of the Agreement or a period of 24 months, which shall be paid in equal installments at the same intervals as Employee has been paid during his employment by Employer; and (ii) continuation of any health insurance benefits in effect at the time of termination for the greater of the
remaining term of the Agreement or a period of 24 months.    Employee shall
not be restricted from seeking or accepting employment, except as limited by Paragraph 12(c).

     (c) If this Agreement is terminated pursuant to subparagraph 14(i), in addition to the obligations set forth in subparagraphs 15(a) and (b), any options which have been granted to Employee prior to the Commencement Date shall vest immediately, except to the extent prohibited by the Plan.

     (d) If by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") any payment or benefit received or to be received by Employee (whether payable pursuant to the terms of this Agreement ("Contract

Payments") or any other plan, arrangements or agreement with Employer or Affiliate (as defined below) (collectively with the Contract payments, "Total Payments") would not be deductible (in whole or part) by Employer, an Affiliate or other person making such payment or providing such benefit, then any payment, benefit or distribution by Employer to the Employee (or acceleration thereof) pursuant to this subparagraph (the "Severance Payments") shall be reduced (to zero if necessary) and if the Severance Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by Employer by reason of Section 280G of the Code. For purposes of this limitation, (1) no portion of the Total Payments the receipt or enjoyment of which Employee has effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account;
(2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Employee does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (3) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause (2), and (4) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Employer's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this subparagraph
(d), the term "Affiliate" means Employer s successors, any Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with Employer within the meaning of Section 1504 of the Code.

     (e) The respective rights and obligations of Employer and Employee pursuant to Paragraphs 12 and 13 hereof, shall survive the expiration or earlier termination of this Agreement.

16. INVESTMENT OPPORTUNITIES. Subject to Board approval, Employer shall provide Employee and other management personnel of Employer with the opportunity to acquire at the time of formation of any internet joint venture by Employer not more than an aggregate amount of 10% of the equity interest in such joint venture upon such terms and conditions as the Board may determine.

17. PERSONS BOUND. This Agreement shall inure to the benefit of and be binding upon Employee, his legal representatives and testate or intestate distributes, and Employer, its successors and assigns. This Agreement may not be assigned by Employee. This Agreement may be assigned by Employer.

18.  NOTICES.   Any notice or request required or permitted under this
Agreement shall be in writing and given or made by hand delivery or registered or certified mail, return receipt requested, addressed to Employer or to Employee at Employer's then principal place of business, with a copy to

Employee at Employee's home address, as set forth on the records of Employer, or to either party hereto at such other address or addresses as such party may from time to time specify for the purpose in a notice similarly given to the other party.

19.  NO WAIVER, MODIFICATION.   The waiver of the breach of any term or
condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the other party against whom such waiver or modification is to be enforced.

20. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed in said State.

21. DISPUTES. Any controversy or claim arising out of or relating to this Agreement or for the breach thereof or to Employee's employment by Employer, including without limitation any dispute relating to the termination of this Agreement or Employee's employment, if not otherwise settled by the parties hereto, shall be finally settled by arbitration to be held in Los Angeles, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties hereto hereby consent to personal jurisdiction in Los Angeles, California with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties hereto. Judgment upon said award may be entered in any court having jurisdiction thereof. In the event that any arbitration or other proceeding shall be brought by Employee or Employer in respect of an alleged breach by or default in the performance of the other party hereto, each party shall bear his or its own attorneys' fees and costs associated with or arising from such arbitration or other proceeding. Notwithstanding the foregoing, Employer may institute and prosecute to judgment in any court having jurisdiction an action, suit or proceeding for equitable or injunctive relief under Paragraph 13 hereof and Employee shall reimburse Employer for all reasonable costs and expenses (including attorneys' fees) incurred by Employer, if successful, in connection therewith.

22. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, or written or oral, express or implied, if any, between Employer and Employee. No representation, condition, provision or term related to or connected with this Agreement exists, or has been relied upon by either party hereto except as specifically set forth herein.

23. EMPLOYEE S WARRANTY. Employee represents and warrants to Employer that Employee is not bound by any asgreement or subject to any restriction which would interfere with or prevent Employee from entering into and carrying out this Agreement.

24. SEVERABILITY. The invalidity of all or any part of any paragraph or subparagraph of this Agreement shall not render invalid the remainder of this Agreement or of any such paragraph or subparagraph.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Date:                               STROUDS, INC.
       ________                     By:  Marco Weiss
                                    Title:  Chairman Compensation Committee



Date:  11/02/99                     /s/ Charles Chinni
                                    Charles Chinni




































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